                            FIRST AMENDMENT TO THE
                          METROCORP BANCSHARES, INC.

                    NON-EMPLOYEE DIRECTOR STOCK BONUS PLAN

         This First Amendment to the MetroCorp Bancshares, Inc. Non-Employee Stock Bonus Plan (the "Plan") was approved by the Board of Directors of MetroCorp Bancshares, Inc. (the "Company") on and is effective as of April 7, 1999.

SECTION 1. AMENDMENT. Pursuant to Section 6.1 of the Plan, the Plan is hereby amended in the following respects:

         a. Section 2.4 of the Plan regarding the definition of Non-Employee Director is hereby amended and shall read in its entirety as follows:

         SECTION 2.4. "Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its subsidiaries.

         b. Section 4.3 of the Plan regarding the committee responsible for administration of the Plan is hereby amended and shall read in its entirety as follows:

         SECTION 4.3. The Non-Employee Director Bonus Committee (the "Committee") of the Board of Directors shall be responsible for the administration of the Plan; PROVIDED, HOWEVER, that such Committee shall be composed solely of members of the Board who are also employees of the Company or its subsidiaries. The Committee, by majority action of its members, is authorized to interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The determinations, interpretations, and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

SECTION 2. RATIFICATION. Except as hereby amended, the Plan shall remain unchanged and is ratified and confirmed in all respects.

SECTION 3. DEFINED TERMS. All terms used in this First Amendment that are defined in the Plan shall have the same meaning as in the Plan.


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         IN WITNESS WHEREOF, the Board of Directors of the Company has caused this First Amendment to be executed as of the date first above written.

                                            METROCORP BANCSHARES, INC.
                                            BOARD OF DIRECTORS

         Signature                                    Title
         ---------                                    -----

/s/ Don J. Wang                             Chairman of the Board, President and
------------------------                    Chief Executive Officer
Don J. Wang

/s/ Helen F. Chen                           Director
------------------------
Helen F. Chen

/s/ Tommy F. Chen                           Director
------------------------
Tommy F. Chen

/S/ May P. Chu                              Director
------------------------
May P. Chu

/s/ Jane W. Kwan                            Director
------------------------
Jane W. Kwan

/s/ George M. Lee                           Director
------------------------
George M. Lee

/s/ John Lee                                Director
------------------------
John Lee

/s/ David Tai                               Director
------------------------
David Tai

/s/ Joe Ting                                Director
------------------------
Joe Ting


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